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                   [Letterhead of Conyers Dill & Pearman]


Our Ref:                          Your Ref:        Writer's Direct Line/E-mail:

      RBX/ss/310615/d.385954                             March, 1998


       RSL Communications, Ltd.
       Clarendon House
       Church Street
       Hamilton HM CX
       Bermuda

    Gentlemen

    RSL Communications, Ltd. (the "Company")
    Form S-1 Registration Statement under
    The United States Securities Act of 1933

    You have requested our opinion with respect to the material set forth under the heading "Certain Bermuda Tax Considerations" in the registration statement filed by the Company on 11 February, 1998 and the amendments thereto (the "Registration Statement") in connection with the registration of 1,152,715 Class A Common Shares (the "Shares") to be issued and sold by the Company pursuant to the exercise of the 300,000 Warrants issued by the Company to investors in October, 1996 and the sale of up to 300,000 of the Shares by a certain shareholder.

    In connection with your request, you have provided us with the Registration Statement and such other documents as we have deemed necessary or appropriate to review in rendering this opinion.

    It is our opinion that the tax discussion set forth under the heading "Certain Bermuda Tax Considerations" in the Registration Statement is accurate as of the date hereof in all material respects.

    We hereby consent to the use of our name under the caption "Legal Matters" in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement.

    Yours faithfully

/s/ Conyers Dill & Pearman